Exhibit 5.1

April 28, 2005

Lafarge North America Inc.
12950 Worldgate Drive
Suite 500
Herndon, Virginia 20170

Dear Sirs:

I am Vice President and Associate General Counsel of Lafarge North America Inc., a Maryland corporation (the “Company”). I have participated in the preparation of the Company’s Form S-8 Registration Statement (the “Registration Statement”) filed with the Securities and Exchange Commission covering the registration of 7,000,000 shares of the Company’s Common Stock, par value $1.00 per share (the “Subject Shares”) issuable pursuant to the Company’s 2005 Stock Incentive Plan (the “Plan”). I am familiar with the corporate proceedings of the Company relating to the adoption and approval of the Plan and the proposed issuance of the Subject Shares pursuant to the Plan.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and assumptions hereinafter expressed, it is my opinion that all of the Subject Shares have been duly and validly authorized for issuance and, when issued pursuant to and in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I do not purport to be an expert as to the laws of any jurisdiction other than the United States and the State of Maryland, and I express no opinion herein as to the effect that the laws and decisions of courts of any jurisdiction other than the United States and the State of Maryland may have upon the opinion expressed herein. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ William G. Miller

William G. Miller
Vice President and Associate General Counsel